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                                                                       Exhibit 5

                                                 June 23, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

         RE: Registration of 2,000,000 shares of Common Stock of Psychemedics
             Corporation on SEC Form S-8 Registration Statement
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Gentlemen:

         Our opinion, as counsel for Psychemedics Corporation (the "Company"), has been solicited in connection with the registration under the Securities Act of 1933 of 2,000,000 shares of Common Stock, $.005 par value ("Common Stock"), to be issued by the Company pursuant to the Company's 2000 Stock Option Plan (the "Option Plan") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 23, 2000.

         We have examined the Certificate of Incorporation of the Company, the By-laws and minute books of the Company, the Option Plan, and the pertinent statutes of the State of Delaware.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Option Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 LYNCH, BREWER,
                                                 HOFFMAN & SANDS, LLP




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